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                                                                  EXHIBIT (b)(2)

                                  AMENDMENT TO
                                     BY-LAWS
                                       OF
          EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND

                                December 11, 2006

Pursuant to ARTICLE XIII of the BY-LAWS of Eaton Vance Tax-Managed Global Diversified Equity Income Fund (the "Trust"), upon vote by a majority of the Trustees of the Trust, Section 4 and Section 7 of Article III are hereby amended and restated in their entirety as follows:

SECTION 4. President. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairman of the Trustees, the President shall be the chief executive officer of the Trust and subject to the control of the Trustees, he shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of President of a corporation. In the event that the Chairman does not preside at a meeting of shareholders or delegate such power and authority to another Trustee or officer of the Fund, the President or his designee shall preside at such meeting. He shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies, contracts, agreements or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned to him by the Trustees.

SECTION 7. Other Officers. Other officers elected by the Trustees shall perform such duties as the Trustees may from time to time designate, including executing or signing such powers of attorney, proxies, contracts, agreements or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust.

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